Exhibit 15.1

KPMG LLP	Telephone	+65 6213 3388
16 Raffles Quay #22-00	Fax	+65 6225 0984
Hong Leong Building	Internet	kpmg.com.sg
Singapore 048581

Securities and Exchange Commission Washington, D.C. 20549	Our ref DAL/ra
Contact (65)62132538

April 30, 2010
Ladies and Gentlemen:
We were previously principal accountants for China Yuchai International Limited and, under the date of January 30, 2009, we reported on the U.S. GAAP consolidated financial statements of China Yuchai International Limited as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007. On April 17, 2009, we declined to stand for reelection. We have read China Yuchai International Limited’s statements included under Item 16F of its Form 20-F dated April 30, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with China Yuchai International Limited’s statement in the first paragraph concerning a detailed review of the audit process by the Audit Committee or China Yuchai International Limited’s statements in the eighth paragraph of its Item 16F disclosure.
Very truly yours,
(Signed) KPMG LLP

KPMG LLP (Registration No. T08LL1267L) is an accounting limited liability partnership registered in Singapore under the Limited Liability
Partnership Act (Chapter 163A), and a member firm of the KPMG network of independent member firms affiliated with KPMG
International Cooperative (“KPMG International”), a Swiss entity.